MGP INGREDIENTS REPORTS FOURTH QUARTER AND FULL YEAR 2018 RESULTS
Strong 2018 Annual Operating Income Growth of 16.9%

ATCHISON, Kan., February 27, 2019 - MGP Ingredients, Inc. (Nasdaq:MGPI), a leading supplier of premium distilled spirits and specialty wheat proteins and starches, today reported results for the fourth quarter and full year ended December 31, 2018.

2018 fourth quarter results compared to 2017 fourth quarter results

•	Consolidated net sales increased 18.9% to $104.9 million, as a result of double-digit growth in both premium beverage alcohol and the Ingredient Solutions segment.

•	Consolidated gross profit increased 31.2% to $25.6 million, as gross profit improved in both the Distillery Products and Ingredient Solutions segments.

•	Consolidated operating income increased 57.7% to $16.6 million, reflecting net sales gains and gross profit growth in both segments.

•
Earnings per share decreased to $0.69 per share from $0.74 per share in the prior-year period, due to a deferred tax liability revaluation benefit recorded in the fourth quarter of 2017 resulting from the Tax Cuts and Jobs Act.

2018 full year results compared to 2017 full year results

•	Consolidated net sales increased 8.2% to $376.1 million, as a result of growth in both the Distillery Products and Ingredient Solutions segments.

•	Consolidated gross profit increased 10.0% to $83.6 million, reflecting improved results in the Distillery Products and Ingredient Solutions segments.

•	Consolidated operating income increased 16.9% to $50.1 million, as a result of strong sales growth and improved operating performance in both the Distillery Products and Ingredient Solutions segments.

•
Earnings per share were $2.17 per share compared to $2.44 per share in the prior-year period, primarily due to the 2017 net gain on the sale of ICP and the deferred tax liability revaluation benefit, which offset strong gains in operating performance in the current year.

“The improved momentum of our business and continued solid execution of our strategic plan allowed us to deliver on all elements of our guidance,” said Gus Griffin, president and CEO of MGP Ingredients. “We saw increased demand for our premium beverage alcohol products in the fourth quarter, as well as a very strong performance in our Ingredient Solutions segment.”

Distillery Products Segment - Fourth Quarter Premium Beverage Alcohol Growth of 19.9% Drives Strong Segment Results for the Year
For the fourth quarter of 2018, net sales for the Distillery Products segment increased 19.8% to $88.7 million, driven by a 19.9% increase in net sales of premium beverage alcohol. Gross profit improved to $23.0 million, or 25.9% of net segment sales, compared to $17.7 million, or 24.0% of net segment sales in the fourth quarter 2017.

For the full year 2018, net sales for the Distillery Products segment increased 7.9% to $314.1 million, driven by strong growth in brown goods. Gross profit improved to $71.8 million, or 22.9% of net segment sales, compared to $66.8 million, or 23.0% of net segment sales in the prior-year period.

Griffin said, "We are very pleased with the continued strong demand for our premium beverage alcohol products, supported by our ability to cultivate solid partnerships with existing customers as well as attract new customers. These results reflect the robust underlying growth of the American Whiskey category and our role in supporting that growth. The increase in net sales of our American Whiskey offerings was across our portfolio, with new distillate net sales driving the vast majority of the increase for the quarter."

Premium Beverage Alcohol (in thousands)	Net Sales Quarter Ended December 31,		Quarter vs. Quarter Net Sales Change Increase/(Decrease)
	2018	2017	$ Change	% Change
Brown Goods	$37,784	$28,818	$8,966	31.1%
White Goods	17,512	17,312	200	1.2
Premium Beverage Alcohol	$55,296	$46,130	$9,166	19.9%

Premium Beverage Alcohol (in thousands)	Net Sales Year Ended December 31,		Year vs. Year Net Sales Change Increase/(Decrease)
	2018	2017	$ Change	% Change
Brown Goods	$125,857	$113,413	$12,444	11.0%
White Goods	62,574	64,585	(2,011)	(3.1)
Premium Beverage Alcohol	$188,431	$177,998	$10,433	5.9%

Ingredient Solutions - Segment Sales Increased 9.9% for the Year
For the 2018 fourth quarter, net sales in the Ingredient Solutions segment increased 14.1% to $16.2 million. Gross profit increased to $2.6 million, or 16.3% of net segment sales, compared to $1.8 million, or 12.5% of net segment sales in the fourth quarter 2017.

For the full year 2018, net sales for the Ingredient Solutions segment increased 9.9% to $62.0 million. Gross profit improved to $11.8 million, or 19.0% of net segment sales, compared to $9.2 million, or 16.3% of net segment sales in the prior-year period.

Griffin said, "This was a very good quarter and year for Ingredient Solutions. We are particularly pleased with the gains we experienced in both our specialty wheat proteins and starches businesses for the full year. We continue to be well positioned against the increasing consumer demand for healthy eating alternatives.”

Other
Corporate selling, general and administrative expenses were $9.0 million for the fourth quarter 2018, flat compared to the fourth quarter 2017. For the full year 2018, corporate selling, general and administrative expenses increased $0.3 million to $33.5 million, primarily due to investments in the MGP brands platform (personnel costs and advertising and promotion).

The corporate effective tax rate (benefit) for the quarter was 27.4% compared with (22.9)% a year ago. The corporate effective tax rate for the year was 23.9% compared with 20.7% in the prior year.

Earnings per share decreased to $0.69 for the fourth quarter 2018, compared to $0.74 for the fourth quarter 2017. For the full year 2018, earnings per share decreased to $2.17, compared to $2.44 for the full year 2017.

2019 and Long-Term Guidance
MGP is offering the following guidance for fiscal 2019:

•	2019 net sales growth is projected in the mid-single-digit percentage range versus 2018, subject to some volatility due to the current conditions in the industrial alcohol market.

•	2019 gross margins are expected to increase modestly as compared to 2018.

•	The Company’s estimate of growth in operating income in 2019 is 15% to 20% off of the higher than expected 2018 results.

•	2019 effective tax rate is forecasted to be approximately 21%, and shares outstanding are expected to be approximately 17 million at year end.

•	Earnings per share are forecasted to be in the $2.55 to $2.65 range.

Conclusion
“Both of our business segments continue to benefit from favorable consumer trends, and our strategic plan has us well positioned to fully capture the potential these trends offer.  Our 2018 results reflect both the strength of that positioning and the momentum we are building as we continue to execute against that plan,” Griffin added.  “2018 saw strong gross profit growth in both our business segments and significant progress against our key strategic initiatives.  We increased our aging whiskey inventory to $76.4 million, at cost, reflecting a 16.2% increase as compared to the prior year. We continued to expand our warehouse capacity to make sure we are well positioned to support the growth of the American Whiskey category and we continued to take a disciplined approach to our MGP brands initiative, adding both new brands and additional markets.  We are confident that our strategy and investments have us well positioned, and will provide us the resources we need, to deliver strong growth in 2019 and beyond,” concluded Griffin.

About MGP Ingredients, Inc.
Founded in 1941, MGP is a leading supplier of premium distilled spirits and specialty wheat proteins and starches. Distilled spirits include bourbon and rye whiskeys, gins and vodkas, which are expertly crafted through a combination of art and science and backed by a long history of experience. The company's proteins and starches are created in the same manner and provide a host of functional, nutritional and sensory benefits for a wide range of food products. MGP additionally is a top producer of high quality industrial alcohol for use in both food and non-food applications. The company is headquartered in Atchison, Kansas, where distilled alcohol products and food ingredients are produced. Premium spirits are also distilled and matured at the company's facility in Lawrenceburg, Indiana. For more information, visit mgpingredients.com.

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements as well as historical information. All statements, other than statements of historical facts, included in this news release regarding the prospects of our industry and our prospects, plans, financial position, business strategy, guidance on growth in operating income, net sales, gross margin, and future effective tax rate may constitute forward-looking statements. In addition, forward-looking statements are usually identified by or are associated with such words as "intend," "plan," "believe," "estimate," "expect," "anticipate," "hopeful," "should," "may," "will," "could," "encouraged," "opportunities," "potential" and/or the negatives or variations of these terms or similar terminology. They reflect management's current beliefs and estimates of future economic circumstances, industry conditions, Company performance, and Company financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility or our Indiana facility, (ii) the availability and cost of grain and flour, and fluctuations in energy costs, (iii) the effectiveness of our grain purchasing program to mitigate our exposure to commodity price fluctuations, (iv) the effectiveness or execution of our strategic plan, (v) potential adverse effects to operations and our system of internal controls related to the loss of key management personnel, (vi) the competitive environment and related market conditions, (vii) the ability to effectively pass raw material price increases on to customers, (viii) our ability to maintain compliance with all applicable loan agreement covenants, (ix) our ability to realize operating efficiencies, (x) actions of governments, and (xi) consumer tastes and preferences. For further information on these and other risks and uncertainties that may affect our business, including risks specific to our Distillery Products and Ingredient Solutions segments, see Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2018.

For More Information
Investors & Analysts:
Mike Houston
646-475-2998 or investor.relations@mgpingredients.com

Media:
Greg Manis
913-360-5440 or greg.manis@mgpingredients.com

MGP INGREDIENTS, INC.
OPERATING INCOME ROLLFORWARD

Operating income	Operating Income	Change Quarter-versus-Quarter
Operating income for the quarter ended December 31, 2017	$10,532
Increase in gross profit - distillery products segment	5,225	49.6	pp(a)
Increase in gross profit - ingredient solutions segment	858	8.1	pp
Change in SG&A expenses	(3)	—	pp
Operating income for the quarter ended December 31, 2018	$16,612	57.7%

(a) Percentage points ("pp").

Operating income	Operating Income	Change Year-versus-Year
Operating income for 2017	$42,909
Increase in gross profit - distillery products segment	4,976	11.6	pp(a)
Increase in gross profit - ingredient solutions segment	2,607	6.1	pp
Change in SG&A expenses	(344)	(0.8)	pp
Operating income for 2018	$50,148	16.9%

(a) Percentage points ("pp").

MGP INGREDIENTS, INC.
EARNINGS PER SHARE ROLLFORWARD

Change in basic and diluted earnings per share	Basic and Diluted EPS	Change Quarter-versus-Quarter
Basic and diluted earnings per share for the quarter ended December 31, 2017	$0.74
Change in operations(a)	0.22	29.7	pp(b)
Change in weighted average shares outstanding(c)	(0.01)	(1.3)	pp
Tax: Effect of Tax Act on deferred tax attributes(d)	(0.19)	(25.7)	pp
Tax: Change in discrete items (excluding effect of Tax Act)	(0.19)	(25.7)	pp
Tax: Change in effective tax rate (excluding tax item above)	0.12	16.2	pp
Basic and diluted earnings per share for the quarter ended December 31, 2018	$0.69	(6.8)%

(a)	Items are net of tax based on the effective tax rate for the base year quarter (2017), excluding the effect of the Tax Act on deferred tax attributes and the change in other discrete tax items.

(b)	Percentage points ("pp").

(c)
Weighted average shares outstanding change primarily due to the vesting of employee RSUs, the granting of Common Stock to directors, our purchase of vested RSUs from employees to pay withholding taxes, and our repurchases of Common Stock.

(d)
On December 22, 2017, the United States enacted tax reform legislation, the Tax Cuts and Jobs Act (the "Tax Act"), that resulted in significant modifications to existing law. Following guidance in SAB 118, we recorded a provisional discrete net tax benefit resulting from the revaluation of our deferred income taxes in 2017. The accounting for the Tax Act was completed in 2018 and the discrete net benefit recorded in 2017 is no longer provisional.

Change in basic and diluted earnings per share	Basic and Diluted EPS	Change Year-versus-Year
Basic and diluted earnings per share for 2017	$2.44
Change in operations(a)	0.27	11.1	pp(b)
Gain on sale of equity method investment(c)	(0.44)	(18.0)	pp
Change in equity method investment(a)	0.01	0.4	pp
Change in income attributable to participating securities(d)	0.02	0.8	pp
Change in weighted average shares outstanding(d)	(0.01)	(0.4)	pp
Tax: Effect of Tax Act on deferred tax attributes(e)	(0.19)	(7.8)	pp
Tax: Change in discrete items (excluding effect of Tax Act)	(0.30)	(12.3)	pp
Tax: Change in effective tax rate (excluding tax items above)	0.37	15.1	pp
Basic and diluted earnings per share for 2018	$2.17	(11.1)%

(a)	Items are net of tax based on the effective tax rate for the base year (2017), excluding the effect of the Tax Act on deferred tax attributes and the change in other discrete tax items.

(b)	Percentage points ("pp")

(c)	Item is net of tax based on the effective tax rate for the transaction.
(d) Income attributable to participating securities changes primarily due to the awarding and vesting of the employee RSUs that receive dividend equivalent payments. Weighted average shares outstanding change primarily due to the vesting of employee RSUs, the granting of Common Stock to directors, our purchase of vested RSUs from employees to pay withholding taxes, and our repurchases of Common Stock.

(e)
On December 22, 2017, the United States enacted tax reform legislation, the Tax Act, that resulted in significant modifications to existing law. Following guidance in SAB 118, we recorded a provisional discrete net tax benefit resulting from the revaluation of our deferred income taxes in 2017. The accounting for the Tax Act was completed in 2018 and the discrete net benefit recorded in 2017 is no longer provisional.

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)

	Quarter Ended		Year Ended
	December 31, 2018	December 31, 2017	December 31, 2018	December 31, 2017
Net sales	$104,850	$88,193	$376,089	$347,448
Cost of sales	79,242	68,668	292,490	271,432
Gross profit	25,608	19,525	83,599	76,016
Selling, general and administrative expenses	8,996	8,993	33,451	33,107
Other operating income, net	—	—	—	—
Operating income	16,612	10,532	50,148	42,909
Gain on sale of equity method investment	—	—	—	11,381
Equity method investment loss	—	—	—	(348)
Interest expense, net	(338)	(250)	(1,168)	(1,184)
Income before income taxes	16,274	10,282	48,980	52,758
Income tax expense (benefit)	4,452	(2,357)	11,696	10,935
Net income	$11,822	$12,639	37,284	$41,823

Income attributable to participating securities	224	275	708	996
Net income attributable to common shareholders and used in EPS calculation	$11,598	$12,364	$36,576	$40,827

Share information:
Diluted weighted average common shares	16,879,503	16,780,430	16,866,176	16,746,731

Basic and diluted earnings per common share	$0.69	$0.74	$2.17	$2.44
Dividends and dividend equivalents per common share	$0.08	$0.04	$0.32	$1.01

MGP INGREDIENTS, INC.
CONSOLIDATED BALANCE SHEET (UNAUDITED)

(Dollars in thousands)	December 31, 2018	December 31, 2017	(Dollars in thousands)	December 31, 2018	December 31, 2017
ASSETS			LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Assets:			Current Liabilities:
Cash and cash equivalents	$5,025	$3,084	Current maturities of long-term debt	$386	$372
Receivables, net	38,797	34,347	Accounts payable	25,363	30,037
Inventory	108,769	93,149	Accrued expenses	11,714	11,171
Prepaid expenses	1,320	2,182
Refundable income taxes	712	1,980
Total Current Assets	154,623	134,742	Total Current Liabilities	37,463	41,580
			Other Liabilities:
			Long-term debt, less current maturities	21,040	21,407
			Credit agreement - revolver	10,588	2,775
Property and equipment	295,893	267,288	Deferred credits	1,565	2,151
Less accumulated depreciation and amortization	(175,105)	(164,237)	Accrued retirement, health, and life insurance benefits	2,595	3,133
			Other noncurrent liabilities	1,523	540
Net Property, Plant, and Equipment	120,788	103,051	Deferred income taxes	1,677	12
Other assets	2,481	2,535	Total Liabilities	76,451	71,598
			Stockholders’ equity	201,441	168,730
TOTAL ASSETS	$277,892	$240,328	TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$277,892	$240,328

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Year to Date Ended
	December 31, 2018	December 31, 2017
Cash Flows from Operating Activities
Net income	$37,284	$41,823
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,362	11,308
Gain on sale of equity method investment	—	(11,381)
Share-based compensation	3,099	2,574
Equity method investment (earnings) loss	—	348
Distributions received from equity method investee	—	7,131
Deferred income taxes, including change in valuation allowance	1,665	(3,420)
Other, net	—	61
Changes in operating assets and liabilities:
Receivables, net	(4,450)	(8,262)
Inventory	(15,620)	(14,291)
Prepaid expenses	862	(498)
Refundable income taxes	1,268	725
Accounts payable	(2,542)	9,540
Accounts payable to affiliate, net	—	(3,349)
Accrued expenses	551	2,278
Deferred credits	(586)	(827)
Accrued retirement, health, and life insurance benefits	588	(289)
Net cash provided by operating activities	33,481	33,471

Cash Flows from Investing Activities
Additions to property, plant, and equipment	(31,046)	(21,055)
Divestiture of equity method investment, net	—	22,832
Net cash provided by (used in) investing activities	(31,046)	1,777

Cash Flows from Financing Activities
Payment of dividends and dividend equivalents	(5,500)	(17,380)
Purchase of treasury stock for tax withholding on equity-based compensation	(2,324)	(4,663)
Loan fees incurred with borrowings	—	(377)
Principal payments on long-term debt	(372)	(358)
Proceeds on long-term debt	—	20,000
Proceeds from credit agreement - revolver	28,966	25,930
Payments on credit agreement - revolver	(21,264)	(56,885)
Net cash used in financing activities	(494)	(33,733)

Increase in cash	1,941	1,515
Cash, beginning of year	3,084	1,569
Cash, end of year	$5,025	$3,084